Exhibit 4
September 25, 2009
United Mexican States
Ministry of Finance and Public Credit
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
Mexico D.F. 06000
Mexico
Ladies and Gentlemen:
We have acted as special United States counsel to the United Mexican States (“Mexico”) in connection with Mexico’s offering pursuant to a registration statement (No. 333-151501), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of U.S. $1,000,000,000 aggregate principal amount of Mexico’s 5.950% Global Notes due 2019 and 6.05% Global Notes due 2040 (collectively, the “Notes”) to be issued pursuant to a fiscal agency agreement dated as of September 1, 1992, as amended by Amendment No. 1 thereto dated as of November 28, 1995 and by Amendment No. 2 thereto dated as of March 3, 2003 (the “Fiscal Agency Agreement”), between Mexico and Citibank, N.A., as fiscal agent, principal paying agent and registrar (the “Fiscal Agent”). Such registration statement, as amended as of September 18, 2009, the date on which the most recent Amendment to Annual Report on Form 18-K/A was filed as an amendment to such registration statement, but excluding the documents incorporated by reference therein, is herein called the “Registration Statement”; the related prospectus dated July 18, 2008 and prospectus supplement dated July 18, 2008, each as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, are herein called the “Base Prospectus” and “Prospectus Supplement,” respectively; and the related pricing supplement dated September 18, 2009, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Pricing Supplement.” The Base Prospectus, the Prospectus Supplement and the Final Pricing Supplement together are herein called the “Final Prospectus.”

United Mexican States
Ministry of Finance and Public Credit, p. 2
In arriving at the opinion expressed below, we have reviewed the following documents:
(a)	the Registration Statement and the Final Prospectus;
(b)	an executed copy of the Fiscal Agency Agreement;
(c)	executed copies of the Authorization Certificate, dated as of July 18, 2008 (the “Authorization Certificate”), and the Sub-Authorization Certificate, dated as of September 18, 2009 (the “Sub-Authorization Certificate”), pursuant to which the terms of the Notes were established; the Authorization Certificate and the Sub-Authorization Certificate are herein collectively referred to as the “Authorizations”); and
(d)	a facsimile copy of the Notes in global form as executed by Mexico.
In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other documents and certificates of public officials of Mexico, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes have been duly authenticated in accordance with the terms of the Fiscal Agency Agreement.
Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are valid, binding and enforceable obligations of Mexico.
In giving the foregoing opinion, (a) we have assumed that each of Mexico and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Notes enforceable against the parties thereto (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Fiscal Agency Agreement or the Notes), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that (i) the enforceability in the United States of the waiver by Mexico of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement and the Notes, is subject to the limitations imposed by the United States Foreign

United Mexican States
Ministry of Finance and Public Credit, p. 3
Sovereign Immunities Act of 1976 and (ii) the designation in Section 12 of the Fiscal Agency Agreement of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Fiscal Agency Agreement and the Notes is (notwithstanding the waiver in or pursuant to Section 12 of the Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.
The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.
We hereby consent to the filing of this opinion as an exhibit to Amendment No. 6 to Mexico’s Annual Report on Form 18-K for its Fiscal Year ended December 31, 2007 and to the references to us under the heading “Validity of the Securities” in the Base Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Wanda J. Olson
Wanda J. Olson, a Partner